Exhibit 15

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cellcom Israel Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-141639) on Form S-8 of Cellcom Israel Ltd. of our report dated March 14, 2011, with respect to the consolidated statements of financial position of Cellcom Israel Ltd. and subsidiaries (“the Company”), as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of  the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of Cellcom Israel Ltd.

Our report refers to the fact that the consolidated financial statements as of and for the year ended December 31, 2010 have been translated into United States dollars (“dollars”) solely for the convenience of the reader. The consolidated financial statements expressed in New Israeli Shekels have been translated into dollars on the basis set forth in Note 2D to the consolidated financial statements.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel

March 15, 2011